Exhibit 99.1

FOR IMMEDIATE RELEASE:             July 23, 2008

Key Technology Appoints Edward A. Wagner as Senior Vice President of Global Operations

Walla Walla, WA – Key Technology, Inc. (Nasdaq: KTEC) today announced the appointment of Edward A. Wagner as Senior Vice President of Global Operations.  Effective July 28, 2008, Wagner will have responsibility for driving new products to market, expanding the Company’s global manufacturing capabilities and effectiveness, and providing analysis and leadership for all aspects of operations in support of the Company’s overall strategic direction.

David Camp, President and Chief Executive Officer of the Company, commented: “Ed brings an unusual and impressive breadth of knowledge and experience to this critical position.  His career spans the automation and semiconductor industries, with executive-level experience in sales, operations, product development and launch, global business development, and general management.  He has lead turnarounds, restructurings, acquisitions, alliances, and major growth strategies in highly competitive markets for early stage and emerging technology companies.  He has significant international experience and knows production from the ground up.  We are excited to add his energy and leadership strength to our management team.”

During the past several years, Wagner has served in a consulting capacity as an operations specialist for Amtech Systems, Inc., as Vice President and General Manager of VEECO Instruments’ Slider Division, Intel World Wide Account Director for MEMC Electronic Materials, Inc., and President and CEO of Intrabay Automation in Santa Clara, California.  Previously, he was with Credence Systems in Hillsboro, Oregon, serving as Senior Vice President of Sales and Operations, and Senior Vice President and General Manager of the CMS product line division.  Wagner’s prior career experience with PRI Automation included the positions of Group Vice President of the OEM and Factory Systems Divisions in Billerica, Massachusetts, Vice President and General Manager of the OEM Division of PRI based in Mountain View, California, and Vice President of U.S. Sales and Service for Factory Systems.  Wagner also held senior management positions with Metron Technology and BGL, Inc.

Commenting on his new appointment, Wagner said, “I am very pleased to become a part of Key’s management team.  The Company’s growth strategy is exciting and solid. There are many challenges to operating a global company, and I look forward to the contribution I can make in helping direct the Company successfully through these challenges, and expand on the momentum of this unfolding strategy.”

Wagner holds a BS degree in Business Administration from the University of California, Berkley, and a MBA degree in Marketing from Golden Gate University in San Francisco, California.

About Key Technology

Key Technology, Inc., headquartered in Walla Walla, Washington, is a worldwide leader in the design and manufacture of process automation systems for the food processing and industrial markets.  The Company’s products integrate electro-optical inspection and sorting, specialized conveying and product preparation equipment, which allow processors to improve quality, increase yield and reduce cost.  Key has manufacturing facilities in Washington, Oregon, and the Netherlands, and worldwide sales and service coverage.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.  The forward-looking statements in this release address future financial and operating results.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:

•	adverse economic conditions, particularly in the food processing industry, either globally or regionally, may adversely affect the Company's revenues;

•	competition and advances in technology may adversely affect sales and prices;

•	failure of the Company's new products to compete successfully in either existing or new markets;

•	the limited availability and possible cost fluctuations of materials used in the Company's products could adversely affect the Company's gross profits;

•	the inability of the Company to protect its intellectual property, especially as the Company expands geographically, may adversely affect the Company's competitive advantage; and

•
intellectual property-related litigation expenses and other costs resulting from infringement claims asserted against the Company by third parties may adversely affect the Company’s results of operations and its customer relations.

For a detailed discussion of these and other cautionary statements, please refer to the Company's filings with the Securities and Exchange Commission, particularly Item 1A, "Risk Factors," of the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2007.

Note:  News releases and other information about Key Technology, Inc. can be accessed at www.key.net.

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CONTACT:	Key Technology, Inc., Walla Walla
David Camp, Chief Executive Officer – 509-529-2161